As filed with the Securities and Exchange Commission on September 13, 2021.

No. 333-257898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wallbox B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3790	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Wallbox USA Inc.

800 W. El Camino Real, Suite 180

Mountain View, CA 94040

Tel: +1 (888) 787-5780

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	José Antonio Sànchez Latham & Watkins LLP Plaza de la Independencia 6 Madrid 28001 Spain Tel: +34 91 791 5000	Michel van Agt Loyens & Loeff Parnassusweg 300 1081 LC Amsterdam The Netherlands Tel: +31 20 578 57 85	Charles A. Samuelson Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Tel: (212) 837-6200	Alexander J. Kaarls Houthoff Coöperatief U.A. Gustav Mahlerplein 50 1082 MA Amsterdam The Netherlands Tel: +31 20 605 6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Holdco Class A Shares, nominal value EUR 0.12 per share (7)	28,750,000(1)	$9.99	$287,212,500.00(2)	$31,334.89(3)
Holdco Warrants to purchase Holdco Class A Shares (7)	14,683,333(4)	N/A	N/A(5)	N/A
Holdco Class A Shares underlying Holdco Warrants(7)	14,683,333(6)	$13.24	$194,407,328.92(5)	$21,209.84(5)
Total			$481,619,828.92	$52,544.73(8)

(1)

Represents Class A ordinary shares, nominal value EUR 0.12 per share (the “Holdco Class A Shares”), of the registrant Wallbox B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), (which will be converted into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) (“Holdco”)), to be issued upon completion of the business combination described in the accompanying proxy statement/prospectus (the “Business Combination”), and includes (a) up to a maximum (subject to any redemptions) of 23,000,000 Holdco Class A Shares to be issued to holders of shares of Class A common stock (“Kensington Class A Common Stock” ) of Kensington Capital Acquisition Corp. II, a Delaware corporation (“Kensington”), (b) 5,750,000 Holdco Class A Shares to be issued to holders of Class B common stock (“Kensington Class B Common Stock” ) of Kensington, (c) 5,750,000 Holdco Warrants (as defined below) to be issued to holders of Kensington Public Warrants (as defined in the accompanying proxy statement/prospectus), (d) 8,800,000 Warrants to be issued to holders of Kensington Private Warrants (as defined in the accompanying proxy statement/prospectus), and (e) 133,333 Holdco Warrants to be issued to holders of Kensington Private Warrants, who will receive such warrants by converting the balance of a working capital loan to Kensington, in connection with the Business Combination.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $9.99 (the implied price of Holdco Class A Shares based on the average of the high ($10.01) and low ($9.96) trading prices of shares of Kensington Class A Common Stock on the New York Stock Exchange on July 9, 2021 (within five business days prior to the filing date of this Registration Statement), multiplied by (ii) 28,750,000 Holdco Class A Shares issuable in connection with the Business Combination.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)	Represents Kensington Warrants to be assumed by Holdco in connection with the Business Combination.
(5)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the sum of (A) $1.74 (rounded up from the average of the high ($1.77) and low ($1.70) prices of the Kensington Public Warrants as reported on the NYSE on July 9, 2021) and (B) $11.50, the exercise price of the Holdco Warrants, resulting in a combined maximum offering price per warrant of $13.24, multiplied by (ii) 14,683,333 warrants to purchase one Holdco Class A Share at a price of $11.50, subject to adjustment (“Holdco Warrants”). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Holdco Warrants has been allocated to the underlying Holdco Class A Shares and those Holdco Class A Shares are included in the registration fee. The maximum number of Holdco Class A Shares issuable upon exercise of the Holdco Warrants are being simultaneously registered hereunder.

(6)	Represents Holdco Class A Shares underlying Holdco Warrants.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 3 is to file Exhibits 3.2, 4.5, 5.1, 10.5 and 10.6 to the Registration Statement on Form F-4 (File No. 333-257898) initially filed with the Securities and Exchange Commission on July 14, 2021 and amended by Amendment No. 1 to the Registration Statement on Form F-4 on August 24, 2021 and Amendment No. 2 to the Registration Statement on Form F-4 on September 10, 2021 (collectively, the “Form F-4”). Accordingly, this Amendment No. 3 consists only of the cover page, this explanatory note, Part II, including the exhibit index and signature page, and Exhibits 3.2, 4.5, 5.1, 10.5 and 10.6 filed herewith. This Amendment No. 3 does not contain a copy of the proxy statement/prospectus that was included in the Form F-4, and is not intended to amend or delete any part of the proxy statement/prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) and its name will be changed to Wallbox N.V.

The Registrant’s Articles of Association provide for certain indemnification rights for its (former) directors, and the Registrant may enter into indemnification agreements with each of its directors and other executive officers (each an “indemnified officer”) providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the Holdco Articles of Association, the Registrant shall indemnify each current or former director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that indemnified officer’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)

liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that indemnified officer, excluding any reputational damages and (other) immaterial damages; and

(c)

payments by that indemnified officer and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by Holdco (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Holdco or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful (AoA Indemnification).

Any such AoA Indemnification shall be made only upon a determination by the Holdco Board that indemnification of the director is proper under the circumstances because he had met the applicable standard of conduct set forth in the AoA Indemnification.

Indemnified amounts referred to above under (a) until (c) inclusive may be paid by Holdco in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that director, upon a resolution of the Holdco Board with respect to the specific case.

A director, current or former, shall not be entitled to any indemnification as mentioned in the Holdco articles of association, if and to the extent:

i.

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former indemnified officer can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

ii.	the costs or the decrease in assets of the current or former indemnified officer are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

iii.	the Holdco and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by Holdco under the articles of association.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Holdco Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Holdco Articles of Association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately before the signature page for a list of exhibits filed as part of this registration statement on Form F-4, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form F-4.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1***	Business Combination Agreement, dated as of June 9, 2021, by and among Kensington Capital Acquisition Corp. II, Wall Box Chargers, S.L., Wallbox B.V. and Orion Merger Sub Corp. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2***	Contribution and Exchange Agreement, dated as of June 7, 2021, by and among Wallbox B.V., Wall Box Charger, S.L. (the “Company”), the holders of the Company Ordinary Shares and the holders of the Company Convertible Loans.

3.1***	Deed of Incorporation of Wallbox B.V.

3.2*	Form of Deed of Amendment and Conversion (including Articles of Association) of Wallbox B.V.

4.4***	Warrant Agreement, dated as of February 25, 2021 by and between Kensington and Continental Stock Transfer & Trust Company.

4.5*	Form of Warrant Assignment, Assumption and Amended & Restated Agreement.

5.1*	Form of Opinion of Loyens & Loeff regarding the (i) valid issue, (ii) paying up and (iii) non-assessability of the Holdco Shares.

8.1***	Opinion of Hughes Hubbard & Reed LLP regarding certain U.S. tax matters.

10.1***	Form of Subscription Agreement.

10.2***	Sponsor Support Agreement.

10.3***	Form of Registration Rights and Lock-Up Agreement.

10.5*	Form of Wallbox N.V. 2021 Equity Incentive Plan.

10.6*	Form of Wallbox N.V. 2021 Employee Stock Purchase Plan.

20.1***	Non-binding Letter of Intent

21.1***	Subsidiaries of Holdco.

23.1**	Consent of Loyens & Loeff (included in Exhibit 5.1 to this Registration Statement).

23.2***	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 8.1 to this Registration Statement).

23.3***	Consent of Marcum LLP, independent registered public accounting firm of Kensington Capital Acquisition Corp. II.

23.4***	Consent of BDO Bedrijfsrevisoren BV, independent registered public accounting firm of Wall Box Chargers, S.L.

99.1***	Form of Proxy Card for Special Meeting of Kensington Capital Acquisition Corp. II Stockholders.

99.2***	Consent of Anders Pettersson, as a designee to Holdco Board of directors.

99.3***	Consent of Diego Diaz Pilaz, as a designee to Holdco Board of directors.

99.4***	Consent of Pol Soler, as a designee to Holdco Board of directors.

99.5***	Consent of Francisco Riberas, as a designee to Holdco Board of directors.

99.6**	Consent of , as a designee to Holdco Board of directors.

99.7**	Consent of , as a designee to Holdco Board of directors.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Barcelona, Spain, on September 13, 2021.

Wallbox B.V.

By:	/s/ Enric Asunción
Name:	Enric Asunción
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on September 13, 2021.

Signature	Title
/s/ Enric Asunción
Enric Asunción	Chief Executive Officer and Director (Principal Executive Officer)